Exhibit 99.1

STRATEGIC INTERNET INVESTMENTS INC.

February 5, 2008	News Release #1-08
Shares issued: 26,560,326	Symbol: SIII
Sec # 33 – 28188	Exchange: OTC: BB

NEWS RELEASE

strategic internet investments incorporated enters into letter of intent for the development of the port residence project in antalya, turkey

February 5, 2008 - STRATEGIC INTERNET INVESTMENTS, INCORPORATED, (“SIII") has entered into a Letter of Intent with certain property owners (“Landowners”), and Al Habeeb & Al Mokairesh Commercial Brokers LLC (“Habeeb”),and  G7 Entertainment Ltd. (“G7”) and Muzaffer Ataman (“Ataman”).   SIII has the potential to acquire by option up to a 100%  indirect interest in the Port Renaissance Project (the “Project”) in Calkaya, near Kundu Antalya, Turkey by purchasing the outstanding shares of a Turkish company (“TurkCo”) that will be incorporated to hold and own 100% of the Project.

The Port Residence Project is a real estate development project located on 16.5 acres of land and when completed will consist of eleven multi-storey buildings with 396 residential units.  Construction of three of the buildings, Phase 1, has commenced and is expected to be complete in one year’s time, subject to securing funding.

Under the Letter of Intent SIII will be granted two options to purchase up to 100% of the outstanding shares of TurkCo.  An “initial option” will allow SIII to purchase up to 30% of the outstanding shares of TurkCo.  Upon full exercise of the initial option, SIII shall be entitled to exercise a “second option” to purchase the remaining outstanding shares of TurkCo.

Compensation to be paid to the shareholders of TurkCo shall, at the choice of SIII, will be paid either in cash or by issuing common shares of SIII.  Any issuance of common shares of SIII would occur as of the date of the Option Exercise Notice, under a Restricted Rule 144 Reg. S share issuance.  The shares would be issued at the higher value of either USD $2.00 per share, or the discounted market price of SIII shares, as quoted on the OTC:BB whereby the “Discounted Market Price” is defined by calculating the previous 10 day average closing share price from the exercise date in question, and reducing that price by a 25% discount.

Initial Option Exercise Schedule

1.	10% of the outstanding shares of TurkCo can be purchased upon Project construction expenditures equaling or exceeding 33% of the total budgeted costs.

2.	An additional 10% (cumulative 20%) of the outstanding shares of TurkCo can be purchased upon construction expenditures equaling or exceeding 66% of total budgeted costs.

3.	An additional 10% (cumulative 30%) of the outstanding shares of TurkCo can be purchased upon construction expenditures equaling or exceeding 100% of total budgeted costs.

Second Option

The Second Option may only be exercised by SIII upon full exercise of the Initial Option.

G7 is a related party to the Company.  Mr. Abbas Salih, Director and controlling shareholder of SIII is also the controlling shareholder of G7, owning a 51% interest in G7 and therefore, the contemplated agreement outlined above is a non-arms length transaction.

SIII management wishes to caution shareholders and investors that the LOI is, by nature, a preliminary document and although binding, the business arrangement outlined requires that all Parties to the LOI complete more formal agreements outlining the details of the business arrangement.  Additionally, the Project requires that considerable capital be raised through a combination of pre-sale of residential units, loans and equity financings.  Although the parties to the LOI are confident that full funding can be realized, there are no assurances or guarantees that the necessary funding can be raised and the Project successfully realized.

Termination of Letter of Intent for Renaissance Project,
Strategic Internet Investments Inc. (“SIII”) wishes to advise shareholders that it has terminated its involvement in the Renaissance Residence Project in Antalya, Turkey  and holds no further interest in that project.

On Behalf of the Board,

Mr. Abbas Salih, Director

For further information contact:
Strategic Internet Investments, Inc.
(604) 684-8662
Email: info@siiincorporated.com
www.siiincorporated.com

Statements regarding financial matters in this press release other than historical facts are “forward-looking statements” within the meaning of section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934, and as that term is defined in the Private Securities Litigation Reform Act of 1995. The company intends that such statements about the Company's future expectations, including future revenues and earnings, and all other forward-looking statements be subject to the safe harbors created thereby. Some of the factors that could cause actual results to differ from expected or desired results are funding not being secured, agreements not being completed in a timely manner, political climates and other issues. Since these statements involve risks and uncertainties and are subject to change at any time, the Company's actual results may differ materially from expected results.

Suite 250, 1090 West Georgia Street, Vancouver, B.C., Canada  V6E 3V7
Telephone: 604-684-8662  Facsimile:  604-684-3829